UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2015

EveryWare Global, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue, Lancaster, Ohio 43130
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 687-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 17, 2015, Anthony Reisig was appointed Senior Vice President of Operations and Supply Chain of EveryWare Global, Inc. (the “Company”).
Mr. Reisig’s, 58, background includes employment with KMM Telecommunications, a leading privately-held company that provides logistics and supply chain managed services to the telecom industry. At KMM, he was President of National Supply Chain Operations, responsible for all aspects of the company’s integrated supply chain for 23 facilities across the U.S. and managed more than 700 suppliers, 25,000 SKU’s and 14,000 transactions per day from 2012 until 2015. Prior to joining KMM, Mr. Reisig was Corporate Vice President of Business Excellence for B/E Aerospace, Inc. from 2007 to 2011 in which he was responsible for the business transformations of the global integrated supply chain. Prior to that, Mr. Reisig held executive roles in operations, business transformations and supply chains for companies in the printing and technology industries. He is knowledgeable and experienced in Lean Six Sigma, Kaizen and other business and quality management systems.
In connection with his hiring, Mr. Reisig entered into an Employment Agreement with the Company on February 20, 2015 (the “Employment Agreement”). Mr. Reisig’s initial base salary under the Employment Agreement is $265,000 per year to be reviewed annually. Mr. Reisig is further entitled to a grant of stock options to purchase 25,000 shares of the the Company’s common stock. Mr. Reisig’s target bonus will be 75% of his annual base salary. The bonus will be paid at the direction of the Board of Directors, in its sole discretion to the extent the Company’s operating targets have been met pursuant to the Company’s short term incentive plan as adopted by the Board of Directors.
The Employment Agreement provides that if Mr. Reisig’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), he will receive six months of his base salary as in effect at the time of termination. If Mr. Reisig is eligible for severance, his medical benefits will continue through the severance period. Any payments of severance to Mr. Reisig are subject to Mr. Reisig signing a general release and waiver of claims against the Company. If Mr. Reisig is terminated with Cause or if he terminates his employment at any time for any reason, he will be entitled to receive his base compensation through the date of termination and payment for all accrued but unused vacation through the termination date. If Mr. Reisig’s employment is terminated upon death or due to disability (as determined under the terms of the Employment Agreement), Mr. Reisig or his estate will be entitled to receive his base compensation through the date of termination, payment for all accrued but unused vacation through the termination date, and, assuming the attainment of goals set forth, a pro-rated bonus for the fiscal year in which termination occurs, which will be pro-rated based on his length of service in that year.
Mr. Reisig is also entitled to up to $75,000 in reimbursements to relocate his home to the Columbus, Ohio area in connection with his hiring.
There are no arrangements or understandings between Mr. Reisig and any other persons pursuant to which he was appointed as an executive officer of the Company. There are no transactions between the Company and Mr. Reisig that would require disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Reisig and any other director or executive officer of the Company.
Item 9.01.     Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Company and Anthony Reisig, dated February 20, 2015
99.1	EveryWare Global, Inc. Press Release dated February 23, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EVERYWARE GLOBAL, INC.

Date:	February 23, 2015	By:	/s/ Sam A. Solomon
		Name:	Sam A. Solomon
		Title:	President & Chief Executive Officer